Exhibit 21


                              List of Subsidiaries
                              --------------------

                  Across America Real Estate Development Corp.


           Cross Country Properties II, LLC

           Cross Country Properties III, LLC

           CCI Southeast, LLC

           CCI Corona, LLC.

           AARD-Belle Creek LLC

           L-S Corona Pointe, LLC

           Riverdale Carwash Lot 3A, LLC